EXHIBIT 99.1

AMALGAMATED TRANSIT UNION AND GREYHOUND LINES
REACH TENTATIVE AGREEMENT FOR NEW LABOR CONTRACT

DALLAS (Feb. 2, 2004) — Greyhound Lines, Inc., a wholly owned subsidiary of Laidlaw International, Inc. (OTCBB: LALW), today announced that the Amalgamated Transit Union (ATU) National Local 1700 and Greyhound have reached tentative agreement for a new labor contract. The ATU represents almost 4,500 employees, including drivers and about half of the company’s mechanics.

     The agreement is subject to ratification by ATU members. Specific terms of the agreement will not be released until presented to union members.

     Greyhound and the ATU have agreed to extend the current contract through March 26, 2004 to allow time for the voting process. The new agreement will go into effect as soon as it is ratified.

     Greyhound is the largest North American provider of intercity bus transportation, serving more than 3,600 destinations with 19,000 daily departures across the continent. The company also provides Greyhound PackageXpress in the United States and Greyhound Courier Service in Canada, as well as Greyhound Travel Services including: vacation packages, charters, sightseeing and shore services. In the U.S., for fare and schedule information and to buy tickets call 1-800-231-2222 or visit the Web site at www.greyhound.com. In Canada, for fare and schedule information call 1-800-661-8747 or visit the Web site at www.greyhound.ca.

     Laidlaw International, Inc. is a holding company for North America’s largest providers of school and inter-city bus transport, public transit, patient transportation and emergency department management services. Trades of the company’s shares are currently posted on the OTC Bulletin Board (OTCBB: LALW). Additionally, the company’s shares trade on the Toronto Stock Exchange (TSX: BUS). For more information, visit the Web site at www.laidlaw.com.

Contact:
Kim Plaskett Greyhound Lines, Inc. 972-789-7204	Sarah Lewensohn Laidlaw International, Inc 630-848-3120

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